Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-4, of our report dated March 10, 2022, (which includes an explanatory paragraph relating to ACE Convergence Acquisition Corp.’s ability to continue as a going concern), relating to the consolidated financial statements of ACE Convergence Acquisition Corp., appearing in Amendment No. 2 to the Registration Statement on Form S-4, File No. 333-261055 filed on March 17, 2022. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
April 15, 2022